Exhibit 99.1

NEWS RELEASE

Media Contact:
Al Butkus -	(816) 467-3616
Media Relations -	(816) 467-3000
Investor Contact:
Neala Clark -	(816) 467-3562

AQUILA NET LOSS NARROWED TO $1.13 PER SHARE IN 2004
FROM NET LOSS OF $1.73 PER SHARE IN 2003

Conference Call and Webcast Are Today at 11:00 a.m. Eastern

        KANSAS CITY, MO, March 7, 2005 – Aquila, Inc. (NYSE: ILA) today reported a narrower fully diluted loss of $1.13 per share for the year ended December 31, 2004, or a net loss of $292.5 million, compared to a loss of $1.73 per fully diluted share, or net loss of $336.4 million, in 2003. Sales were $1.71 billion in 2004 versus $1.67 billion in 2003.

        Per-share results for the 2004 year and fourth quarter reflect the issuance of 46.0 million common shares and 13.8 million mandatorily convertible securities in late August 2004.

        “While we strengthened our credit profile, improved cash flow, increased operational efficiency and successfully completed several rate cases during 2004, we are still not satisfied with the progress we have made on mitigating our utility earnings volatility created by weather and fuel costs,” said Richard C. Green, chairman and chief executive officer. “In 2005, we will continue to focus on providing safe and reliable service to our customers and to mitigate earnings volatility factors, but we will also initiate a new repositioning plan to further enhance shareholder value. I look forward to discussing the details of that plan a week from today in a conference call scheduled for March 14.”

        Green said highlights from the past year included:

    o        Eliminating more than $550 million of financial liabilities by terminating four long-term gas supply contracts;

    o        Raising more than $980 million by completing the sale of independent power plants and Canadian utility businesses, after repaying related debt and transaction costs;

    o        Raising $446.6 million from the issuance of common stock and mandatorily convertible securities;

    o        Completing two new five-year unsecured financings—a $110 million revolving credit facility and a $220 million term loan facility—and a new six-month revolving credit facility secured by accounts receivable;

    o        Receiving rate increases totaling $55.3 million in Missouri, Colorado and Nebraska;

    o        Exiting the Aries tolling agreement and reaching an agreement, closed in February 2005, to exit the Batesville tolling agreement; and

    o        Early retirement of the company’s $430 million secured loan.

Fourth Quarter Results

        For the fourth quarter of 2004, the company had a fully diluted loss of $.21 per share, or net loss of $81.0 million, compared to a loss of $.18 per fully diluted share, or net loss of $34.0 million, a year earlier. Sales for the 2004 quarter were $500.1 million, compared to $461.8 million in the same period the prior year.

        The 2004 fourth quarter results included $55.9 million of additional losses stemming from the termination of a fourth long-term gas supply contract; impairments of $10.6 million on gas turbines and $8.9 million for the Red Lake gas storage development project; unfavorable weather for Aquila’s natural gas utilities; and continued pressure from costs for fuel and purchased power in the Missouri electric operations.

2004 Net Loss on Sale of Assets and Other Charges

        Aquila recorded a net pretax loss due to the sale of assets and to other charges of $188.3 million in 2004, which resulted primarily from the termination of four long-term natural gas supply contracts and exit from the Aries power project and related tolling agreement. In 2003, Aquila had a net pretax loss due to the sale of assets and to other charges of $194.7 million, primarily due to the write-down of independent power projects and the termination of a 20-year tolling contract. Data for both periods is shown below:

	Year Ended December 31,
In millions	2004	2003
Domestic Utilities	$--	$(1.3)
Merchant Services:
Long-term gas contract terminations	156.2	--
Aries power project and tolling agreement	46.6	--
Acadia tolling agreement	--	105.5
Red Lake gas storage project	8.9	--
Independent power plants	(6.1)	87.9
United Kingdom gas development project	(5.0)	--
BAF Energy distribution	(9.1)	--
Anticipated Enron settlement	(6.0)	--
Turbine contracts	--	(5.1)
Other	--	.8

Total Merchant Services	185.5	189.1

Corporate and Other:
Turbines impairment	10.6	--
Midlands Electricity	(3.3)	4.0
Australia	--	1.8
Everest target-based put rights	(4.5)	--
Other	--	1.1

Total Corporate and Other	2.8	6.9

Total net loss on sale of assets and other charges	$188.3	$194.7

Domestic Utilities

        Domestic Utilities reported earnings before interest and taxes (EBIT) of $159.1 million in 2004, compared to $175.1 million in 2003. Gross profit of $680.8 million was $3.8 million lower than gross profit of $684.6 million in 2003. Operating expense of $525.5 million increased $14.6 million from operating expense of $510.9 million in 2003 due to higher costs for outside consulting, materials, labor and other compensation costs.

        Gross profit from electric operations increased by $8.4 million compared to the prior year, reflecting $36.4 million in additional revenues and gross profit as a result of electric rate increases in Missouri and Colorado. The Missouri increase of $37.5 million per year went into effect in April 2004, and the Colorado increase of $8.2 million per year became effective in September 2004. An increase in electric customers produced $5.6 million of additional margin. Those increases were partially offset by costs for fuel and purchased power that were $25.7 million higher than in 2003. Unfavorable weather also decreased gross profit by $6.1 million. In addition, 2003 cost of sales included $2.3 million of favorable adjustments resulting from the settlement of purchased power pricing disputes that did not recur in 2004.

        Gross profit from regulated gas operations declined by $7.7 million compared to 2003. Margins decreased by $11.4 million due to unfavorable weather and lower usage per customer, partially offset by $6.6 million in rate increases in Nebraska and Missouri. The Nebraska increase of $6.2 million per year was approved in January 2004 but had been collected on an interim basis since October 2003. The Missouri increase of $3.4 million per year became effective in May 2004 for the Missouri Public Service territory and in July 2004 for the St. Joseph Light & Power territory.

        Aquila currently has two rate requests pending in Kansas. In June 2004, the company filed for a rate increase totaling $19.2 million, later revised to $16.4 million, for its electric territories in Kansas in order to recover infrastructure improvements and increased maintenance and operating costs. In January 2005, the Kansas Corporation Commission ordered that the company’s rates be increased $7.4 million. Aquila has since filed for reconsideration of certain issues included in the Commission’s order.

        In November 2004, Aquila filed a request for a $6.2 million natural gas rate increase in Kansas to recover gas system improvements as well as increased maintenance and operating costs. If approved, the new gas rates would go into effect by early fall 2005.

Merchant Services

        Merchant Services recorded a loss before interest and taxes of $438.7 million for 2004, compared to a loss of $415.5 million for 2003. Gross margin loss was $210.0 million in 2004 compared to $157.3 million in 2003.

        This year’s margin loss is primarily related to the following factors:

    o        Approximately $22.6 million of non-cash losses related to the discounting of Aquila’s remaining trading portfolio;

    o        Margin losses of $94.2 million related to the termination of long-term gas supply contracts;

    o        Margin losses of $36.9 million related to fixed capacity payments that entitled Aquila to generate power at merchant power plants owned by others but earned minimal revenue because of current conditions in the generation market; and

    o        Margin losses of $56.3 million primarily related to costs to manage the company’s remaining natural gas positions associated with the Onondaga swap derivative sold in connection with the sale of Aquila’s independent power plants, and mark-to-market losses and unfavorable settlements related to two highly customized alternative risk contracts.

        Operating expense of $32.2 million decreased $61.8 million in 2004 from $94.0 million in 2003. This was primarily due to expenses accrued in 2003 of $26.5 million for the January 2004 settlement with the Commodity Futures Trading Commission and due to lower labor and other costs related to continued reductions in staff as part of the wind-down of Merchant Services operations.

        Equity in earnings of investments of $1.9 million decreased $51.8 million compared to $53.7 million in 2003, mainly due to the sale of Aquila’s independent power plant investments in the first quarter of 2004.

        Restructuring charges of $.7 million decreased $24.0 million in 2004 compared to $24.7 million in 2003. This decrease stemmed primarily from restructuring charges of $23.1 million during 2003 related to the termination of Aquila’s remaining interest rate swaps associated with construction financing for two power plants.

        Depreciation and amortization expense of $17.4 million decreased $14.4 million in 2004 compared to $31.8 million in 2003. This was primarily due to elimination of the amortization of premiums associated with equity method investments in independent power plants, which resulted from the impairment of those investments in September 2003.

Long-Term Gas Obligations

        In 2004, Aquila terminated four long-term natural gas supply contracts. As a result of these terminations, Aquila paid the counterparties and issuers of related surety bonds a total of $712.9 million under the termination and other provisions of the gas supply agreements and termination agreements. For 2004, the company recorded a pretax charge of $156.2 million, or $97.6 million after tax, related to the termination of the four contracts.

        In 2004, the realization of the price risk management assets and liabilities associated with the terminated long-term gas contracts, and the related commodity hedges that were terminated, resulted in non-cash mark-to-market losses of $40.3 million, primarily related to the discounting of the company’s trading portfolio, $16.5 million for margin recorded on these contracts, and $7.1 million of net replacement gas payments under the contracts’ termination provisions.

Corporate and Other

        In 2004, Corporate and Other had a loss before interest and taxes of $24.5 million, compared to earnings before interest and taxes of $12.4 million in 2003. Gross profit of $26.0 million for Corporate and Other in 2004 increased by $3.4 million compared to $22.6 million in 2003. Sales of $38.3 million in 2004 increased by $6.1 million from $32.2 million in 2003. This was primarily due to an increase in the number of customers served by the Everest Connections subsidiary.

        Operating expense of $61.7 million decreased $25.0 million in 2004 compared to $86.7 million in 2003. This was attributable to a $22.4 million decrease in restructuring fees, investigation fees and insurance. The sale of Aquila’s investments in Australia in 2003 and in the United Kingdom in early 2004 reduced operating expenses by $12.5 million. These decreases were partially offset by an $8.8 million increase in the reserve to settle the appraisal rights shareholder lawsuit in 2004 and $4.9 million of additional costs related to the sale of international investments in 2004.

        Equity in earnings of investments of $.2 million decreased $15.7 million in 2004 compared to $15.9 million in 2003 due to the sale of Aquila’s Australian investments in 2003.

        Other income of $11.0 million decreased $49.6 million compared to $60.6 million in 2003, mainly due to $42.1 million of foreign currency gains recognized in 2003 related to favorable movements in the Australian and New Zealand dollar against the U.S. dollar. These gains in 2003 were partially offset by $8.7 million of prepayment penalties and fees paid in association with the retirement of the secured term loan in 2004.

Discontinued Operations

        Aquila reports the results of its Canadian utility businesses (sold in May 2004) and the two consolidated independent power plants (sold in March 2004) as discontinued operations. Total income in 2004 from discontinued operations, net of tax, was $56.7 million, or $.22 per fully diluted share, compared to $19.6 million or $.10 per share in 2003. The 2003 results included a net loss on sale of assets resulting from a $47.5 million impairment charge to write down the two consolidated independent power plants to their estimated fair value less selling costs.

        Other income increased $18.7 million in 2004 compared to the prior year, primarily due to costs incurred in 2003. Those costs included an $18.5 million charge related to a currency put option to protect Aquila from unfavorable currency movements, and $3.2 million of foreign currency losses related to U.S. dollar-denominated debt issued by Canadian subsidiaries.

        Discontinued operations had income tax expense of $54.4 million in 2004, primarily due to a gain on the sale of Aquila’s Canadian utility businesses. Income tax expense was only $.9 million in 2003.

Income Tax Benefit

        Aquila’s income tax benefit for 2004 increased by $68.2 million compared to the prior year. The increase was primarily due to increased pretax losses, a decrease in net valuation allowances provided on capital losses and the accrual of non-deductible fines and penalties in 2003.

Liquidity

        The most significant factor affecting Aquila’s working capital is the purchase of natural gas for the company’s gas utility customers. Aquila could experience significant working capital requirements during peak winter heating months due to:

     o        Higher natural gas consumption;

    o        Higher natural gas prices; and

     o        The current requirement to prepay certain gas commodity suppliers and pipeline transportation companies.

        The company anticipates using the combination of its $110 million, five-year unsecured revolving credit facility, its $150 million revolving credit facility secured by accounts receivable, and its cash on hand to meet its peak winter working capital requirements.

Collateral

        As of December 31, 2004, Aquila had posted collateral in the form of cash or cash-collateralized letters of credit for the following:

In millions	December 31, 2004
Trading positions	$125.3
Utility cash collateral requirements	164.6
Elwood tolling contract	37.9
Insurance and other	25.3

Total Funds on Deposit	$353.1

        Collateral requirements for Aquila’s remaining trading positions will fluctuate based on movements in commodity prices and its portfolio position, and that collateral is expected to be returned to the company as the trading positions settle in the future. Aquila is also required to post collateral to certain commodity and pipeline transportation vendors. The amount fluctuates based on natural gas prices and projected volumetric deliveries. The return of this collateral depends on improvements in Aquila’s credit profile.

        Aquila has been required to post collateral related to its Elwood tolling contract until the company either successfully restructures the contract or obtains investment-grade ratings from certain major rating agencies. Aquila will not be required to post any additional collateral related to this contract.

Conference Call, Webcast and Additional Information

        Today at 11:00 a.m. Eastern Time, Aquila will host a conference call and webcast in which senior executives will review 2004 fourth quarter and full-year results. Participants will be Chief Executive Officer Richard C. Green, Chief Operating Officer Keith Stamm and Chief Financial Officer Rick Dobson.

        To access the live webcast via the Internet, go to Aquila’s website at www.aquila.com and click “Investor Information” and then the link to the webcast. Listeners should allow at least five minutes to register and access the presentation. For those unable to listen to the live broadcast, online replays will be available for two weeks at the same location on the website (“Investor Information”), beginning approximately two hours after the presentation. Replay also will be available by telephone through March 14 at 800-405-2236 in the United States, and at 303-590-3000 for international callers. Callers need to enter the access code 11023110 when prompted.

        The company expects to file its 2004 annual report on Form 10-K one week from today, on March 14. An investor guide containing the 2004 financial statements is being posted today on Aquila’s website at www.aquila.com.

        Based in Kansas City, Missouri, Aquila operates electricity and natural gas distribution utilities serving customers in Colorado, Iowa, Kansas, Michigan, Minnesota, Missouri and Nebraska. The company also owns and operates power generation assets. At December 31, 2004, Aquila had total assets of $4.8 billion. More information is available at www.aquila.com.

“EBIT”

        Aquila uses the term “earnings before interest and taxes (EBIT)” as a performance measure for segment financial analysis. The term is not meant to be considered an alternative to net income or cash flows from operating activities, which are determined in accordance with generally accepted accounting principles. In addition, the term may not be comparable to similarly titled measures used by other companies.

AQUILA, INC.

Consolidated Statements of Income

	3 Mos. Ended Dec. 31,		Year Ended Dec. 31,
In millions, except per share amounts	2004	2003	2004	2003
Sales	$500.1	$461.8	$1,711.0	$1,674.0
Cost of sales	369.1	298.0	1,214.2	1,124.1

Gross profit	131.0	163.8	496.8	549.9

Operating expenses:
Operating expenses	119.1	145.7	483.5	549.6
Restructuring charges	--	.5	.9	28.2
Net loss on asset sales and other charges	52.1	3.0	188.3	194.7
Depreciation and amortization expense	38.0	40.9	150.3	164.7

Total operating expenses	209.2	190.1	823.0	937.2

Other income (expense):
Equity in earnings of investments	--	8.6	2.1	69.6
Other income	5.2	21.4	20.0	89.7

Total other income (expense)	5.2	30.0	22.1	159.3

Earnings (loss) before interest and taxes	(73.0)	3.7	(304.1)	(228.0)

Total interest expense	59.0	66.2	258.4	273.1

Loss from continuing operations before income
taxes	(132.0)	(62.5)	(562.5)	(501.1)
Income tax expense (benefit)	(51.0)	(19.8)	(213.3)	(145.1)

Loss from continuing operations	(81.0)	(42.7)	(349.2)	(356.0)
Earnings (loss) from discontinued operations, net of tax
	--	8.7	56.7	19.6

Net loss	$(81.0)	$(34.0)	$(292.5)	$(336.4)

Weighted average shares outstanding - diluted *	352.6	195.2	251.4	194.8

Loss per share from continuing operations -
diluted	$(.21)	$(.22)	$(1.35)	$(1.83)
Earnings (loss) per share from
discontinued operations - diluted	--	.04	.22	.10

Net loss per share - diluted	$(.21)	$(.18)	$(1.13)	$(1.73)

*	Weighted average shares outstanding increased in 2004 over 2003 as a result of the issuance of 46.0 million shares of common stock and 13.8 million mandatorily convertible securities on August 24, 2004.

AQUILA, INC.

Earnings (Loss) Before Interest and Taxes (EBIT)

	3 Months Ended Dec. 31,		Favorable
In millions	2004	2003	(Unfavorable)
Domestic Utilities	$35.4	$43.7	$(8.3)
Merchant Services	(94.0)	(25.5)	(68.5)
Corporate and Other:
International Networks	1.9	(4.1)	6.0
Communications	1.0	(.6)	1.6
Corporate	(17.3)	(9.8)	(7.5)

Total Corporate and Other	(14.4)	(14.5)	.1

Total EBIT	(73.0)	3.7	(76.7)
Interest expense	59.0	66.2	7.2

Loss from continuing operations
before income taxes	$(132.0)	$(62.5)	$(69.5)

	Year Ended Dec. 31,		Favorable
In millions	2004	2003	(Unfavorable)
Domestic Utilities	$159.1	$175.1	$(16.0)
Merchant Services	(438.7)	(415.5)	(23.2)
Corporate and Other:
International Networks	2.5	12.9	(10.4)
Communications	3.7	(7.2)	10.9
	--	.3	(.3)
Quanta Services
Corporate	(30.7)	6.4	(37.1)

Total Corporate and Other	(24.5)	12.4	(36.9)

Total EBIT	(304.1)	(228.0)	(76.1)
Interest expense	258.4	273.1	14.7

Loss from continuing operations
before income taxes	$(562.5)	$(501.1)	$(61.4)

AQUILA, INC.

Consolidated Balance Sheets

	December 31,
In millions	2004	2003
ASSETS
Cash and cash equivalents	$225.1	$601.7
Restricted cash	22.8	249.2
Accounts receivable, net	463.4	598.4
Price risk management assets	124.9	311.0
Other current assets	712.6	726.6
Current assets of discontinued operations	--	231.9

Total current assets	1,548.8	2,718.8

Property, plant and equipment, net	2,777.4	2,752.7
Investments in unconsolidated subsidiaries	1.5	312.9
Price risk management assets	136.1	492.6
Other assets	313.5	393.3
Non-current assets of discontinued operations	--	1,048.8

Total Assets	$4,777.3	$7,719.1

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$42.0	$414.8
Accounts payable	375.6	488.2
Price risk management liabilities	137.3	290.1
Other current liabilities	299.5	699.7
Current liabilities of discontinued operations	--	368.5

Total current liabilities	854.4	2,261.3

Long-term debt, net	2,329.9	2,291.2
Deferred income taxes and credits	148.0	376.2
Price risk management liabilities	102.3	383.5
Long-term gas contracts, net	32.9	586.3
Other liabilities	179.3	273.9
Non-current liabilities of discontinued operations	--	187.4
Common shareholders' equity	1,130.5	1,359.3

Total Liabilities and Shareholders' Equity	$4,777.3	$7,719.1